UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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Middlesex Water Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1500 Ronson Road Iselin, New Jersey 08830-0452 NASDAQ Stock Market Symbol: MSEX April 12, 2010

Dear Shareholder:

You are cordially invited to attend Middlesex Water Company’s Annual Meeting of Shareholders. The Annual Meeting will be held on Tuesday, May 25, 2010 at 11:00 a.m. at the Company’s headquarters, 1500 Ronson Road, Iselin, New Jersey.

At the Annual Meeting, you will be asked to elect three directors, to ratify the appointment by the Audit Committee of our independent registered public accounting firm and to transact any other business that may properly be brought before the Annual Meeting. In addition to specific matters being voted on, management will report on company activities during 2009 and our outlook and goals for 2010. We welcome this opportunity to meet with our shareholders and look forward to your comments and questions. Information about the meeting is presented in the following Notice of Annual Meeting of Shareholders and Proxy Statement which you are urged to carefully read.

Please note: In accordance with the Securities and Exchange Commission rules, we are furnishing proxy materials to our shareholders over the Internet. Accordingly, a Notice of Internet Availability (NOIA) of Proxy materials will be mailed to some of our shareholders on or about April 12, 2010. These shareholders will have the ability to access the proxy materials on a website referred to in the notice or request a printed set of the proxy materials to be sent to them, free of charge, by following the instructions in the notice. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years.

Utilizing Internet delivery for some shareholders will reduce printing and postage costs, which also minimizes our impact on the environment and helps preserve our natural resources.

We appreciate your continued interest and participation in the affairs of the Company and look forward to seeing you on May 25th.

Sincerely,
J. Richard Tompkins
Chairman of the Board
A Provider of Water, Wastewater and Related Products and Services

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Shareholders can help us to avoid the necessity and expense of follow-up letters to ensure that a quorum is present at the Annual Meeting by promptly voting their shares.

YOU MAY VOTE YOUR SHARES IN ANY OF THE FOLLOWING WAYS:

1.	If you received a printed proxy card, mark, sign, date and return the proxy card (see instructions on the Proxy Materials Notice on how to request a printed proxy card);

2.	Call the toll-free telephone number shown at the website address listed on your Notice of Internet Availability of Proxy Materials (NOIA) or on your proxy card to vote by phone;

3.	Visit the website shown on your NOIA or on the proxy card to vote via the Internet; or

4.
Vote in person at the Annual Meeting (if you are a beneficial owner whose shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the stockholder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

Shareholders are invited to view the Investor Relations section of our website at www.middlesexwater.com and the following website www.proxyvote.com to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or Annual Meeting date (May 25, 2010). (Shareholders will need the 12 digit control number from the proxy card or NOIA to view proxy materials at www.proxyvote.com).

1500 Ronson Road
Iselin, New Jersey 08830-0452

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

The Annual Meeting of Shareholders (the “Annual Meeting”) of Middlesex Water Company will be held at 11:00 a.m., Tuesday, May 25, 2010 at the Company’s headquarters, 1500 Ronson Road, Iselin, New Jersey for the following purposes:

1.
To elect three (3) members of Class II of the Board of Directors named in the attached proxy to hold office until the Annual Meeting of Shareholders in the year 2013, and in each case until their respective successors are elected and qualified.

2.	To ratify the appointment by the Audit Committee of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

We may also transact any other business that may properly be brought before the Annual Meeting.

The Board of Directors has fixed the close of business on March 29, 2010 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted at the Annual Meeting. If you received a paper copy of the proxy card or voting instruction by mail, you can vote by signing, dating, and returning the enclosed proxy card or voting instruction. Registered shareholders and participants in plans holding shares of our Common Stock may vote by telephone or over the Internet. Instructions for using these convenient services are set forth in the instructions for voting that are attached to the proxy card. Beneficial owners of shares of Common Stock held in street name through a bank or brokerage account should follow the enclosed voting instruction for voting their shares.

Please note: This year, the rules that guide how brokers vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card fully completed so your vote can be counted. I hope you are able to attend the Annual Meeting, but even if you cannot, please vote your shares as promptly as possible. Thank you.

Sincerely,
By order of the Board of Directors,
KENNETH J. QUINN
Vice President, General Counsel,
Secretary and Treasurer
Iselin, New Jersey
April 12, 2010

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1. Who is asking for my vote and why have I received these materials? The Board of Directors of Middlesex Water Company is soliciting proxies for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held on May 25, 2010 at the Company’s headquarters, 1500 Ronson Road, Iselin, New Jersey at 11:00 a.m. This proxy statement, the form of proxy and our Annual Report for the year ended December 31, 2009 are being distributed or made available via the Internet to our shareholders on or about April 12, 2010. On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice of Internet Availability (NOIA). These proxy materials will be available free of charge.

2. What is a proxy? A proxy is your legal designation of another person to vote the stock you own. If you designate someone as your proxy or proxy holder in a written document, that document is called a proxy or a proxy card. John R. Middleton, M.D. and J. Richard Tompkins have been designated as proxies or proxy holders for the Meeting.

3. How are other proxy materials being furnished? Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have chosen to furnish our proxy materials, including this Proxy Statement and the Annual Report to Shareholders, to some of our shareholders over the Internet and to provide a NOIA of proxy materials by mail, rather than mailing a full set of the printed proxy materials. For other shareholders, we have elected to mail a full set of printed copies of our proxy materials, as in prior years. As a result of the Notice and Access rule, Middlesex Water is able to reduce the environmental impact of producing and delivering printed materials.
If you receive a NOIA, you will not receive a printed copy of our proxy materials in the mail unless you request them by following the instructions provided in the NOIA. Instead, the NOIA instructs you how to access and review all of the important information contained in the Proxy Statement and Annual Report. The NOIA also explains how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions in the NOIA.

4. Who is entitled to vote? Shareholders of record at the close of business on March 29, 2010, which we refer to as the record date, are entitled to notice of and to vote at the meeting. As of such date, there were 13,556,579 shares of Middlesex Water Company Common Stock outstanding, each entitled to one vote. A complete list of the shareholders entitled to vote at the Meeting will be available for examination by any shareholder of record at our offices at 1500 Ronson Road, Iselin, NJ 08830 for a period of 10 days prior to the Annual Meeting. The list will also be available for examination by any shareholder of record at the Annual Meeting.

5. How do I vote: You may vote in any of the following ways:

•	By mail - If you received a printed proxy card, mark, sign, date and mail the proxy card (see instructions • on the Proxy Materials Notice on how to request a printed proxy card);

•	By phone - Call the toll-free telephone number shown at the website address listed on your Proxy Materials • Notice or on your proxy card;

•	By Internet - Visit the website shown on your Proxy Materials Notice or on the proxy card to vote via the Internet; or

•
In person- Vote in person at the Annual Meeting (if you are a beneficial owner whose shares are held in the name of a bank, broker or other nominee, you must obtain legal proxy, executed in your favor, from the stockholder of record (that is, your bank, broker or nominee) to be able to vote at the Annual Meeting.

Please have your Proxy Materials Notice or proxy card in front of you when voting by telephone or the Internet, it contains important information that is required to access the system.

6. What is the difference between a “record holder” and an owner holding shares in “street name?” If your shares are registered directly in your name, you are a “record holder.” You are a record holder if you hold a stock certificate or if you have an account directly with our transfer agent, Register & Transfer Company. If your shares are held in a brokerage account, by broker, bank or other holder of record, your shares are held in “street name” and you are considered the beneficial owner of those shares.

7. How are Proxies Used? All shares that have been properly voted, whether by Internet, telephone or mail, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. The Board recommends a vote for the election of three director nominees named in this Proxy Statement and the ratification by the Audit Committee of the appointment of the independent public registered accounting firm. If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in the proxy card will have the discretion to vote on those matters for you. At the date we filed this Proxy Statement with the SEC, we do not know of any other matters to be raised at the Annual Meeting.

8. What am I voting on? You are voting on the following items of business:
•	The election of three Class II directors for terms expiring in 2013;
•	The ratification of the appointment by the Audit Committee of ParenteBeard LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof.
9. How many votes must be present to hold the Annual Meeting? In order for the Annual Meeting to be conducted, a majority of the outstanding shares of Common Stock as of the record date must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum.

10. What vote is needed to elect the three directors? Directors are elected (Proposal 1) by a plurality of votes cast by shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes will not be included in determining the number of votes cast concerning any matter.

11. What vote is needed to ratify the appointment by the Audit Committee of ParenteBeard LLC? The ratification of the appointment by the Audit Committee of ParenteBeard LLC (Proposal 2) requires the affirmative vote of the majority of the votes cast by shareholders present in person or by proxy at the Annual Meeting.

12. What are the voting recommendations of the Board?

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED NOMINEES FOR THE BOARD AND FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF PARENTEBEARD LLC.

13. How will my shares be voted if I do not provide instructions to my broker? It is possible for a proxy to indicate that some of the shares represented are not being voted with respect to certain proposals. This occurs, for example, when a broker, bank or other nominee does not have discretion under the rule of the New York Stock Exchange (the “NYSE”) to vote on a matter without instructions from the beneficial owner of the shares and has not received such instructions. In these cases, non-voted shares will not be considered present and entitled to vote with respect to that matter, although they may be considered present and entitled to vote for other purposes and will be counted in determining the presence of a quorum. Accordingly, if the quorum is present at the meeting, non- voted shares concerning a particular proposal will not affect the outcome of that proposal. Under the NYSE rules as currently in effect, brokers, banks or other nominees have discretionary voting power to vote without receiving voting instructions from the beneficial owner on “routine” matters but not on “non-routine” matters. Under the rules of the NYSE, routine matters include, among other things, the ratification of appointment of the independent registered public accounting firm. “Non-routine” matters include the election of directors whether contested or not. This means that if you hold your shares through a broker, bank or other nominee, and you do not provide voting instructions by the tenth day before the Meeting, the broker, bank or other nominee has the discretion to vote your shares on the “routine” matter, but not on any “non-routine” matters.

14. What if I change my vote after I have voted? Whether you vote by telephone, Internet or by mail, you may later change or revoke your proxy at any time before it is exercised by: (a) submitting a properly signed proxy with a later date; (b) voting by telephone on the Internet at a later time; or (c) by voting in person at the Meeting. Attendance at the Meeting will not by itself revoke a previously granted proxy, unless you specifically request it. You may change your proxy instructions for shares in “street name” by submitting new voting instructions to your broker or nominee.

15. Who will count the vote? Votes will be counted by representatives of Broadridge Financial Solutions, Inc. who will tally the votes and certify the results.

16. Who can attend the Annual Meeting? All shareholders of record as of the close of business on March 29, 2010 can attend the Annual Meeting. Seating, however, is limited. Attendance at the Annual Meeting will be on a first arrival basis. Shareholders are not permitted to bring cameras, recording devices or other electronic devices to the Meeting.

17. Will there be a management presentation at the Annual Meeting? Yes. Management will give a brief presentation during the Annual Meeting.

18. When are shareholder proposals due for the 2011 Annual Meeting? Should a shareholder intend to present a proposal at the Annual Meeting to be held in the year 2011, you must submit your proposal to the Secretary of the Company at 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452, not later than December 10, 2010, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2011 Annual Meeting.

19. How will I learn the result of the vote? Announcement of the preliminary voting results will occur at the Annual Meeting of Shareholders and issued in a press release and filed with the SEC in a Current Report on Form 8-K on or about May 26, 2010.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of nine members divided into three classes with staggered three-year terms. The Corporate Governance and Nominating Committee has recommended to the Board the following candidates for election at the Annual Meeting of Shareholders: Annette Catino, Steven M. Klein and Walter G. Reinhard, Esq. These candidates are to be elected each to hold office until the Annual Meeting of Shareholders in the year 2013, and until their respective successors are elected and qualified. The present terms of Class II directors expire at the year 2010 Annual Meeting. Each of the nominees is currently serving as a director of the Company and, with the exception of Mr. Klein, who was appointed to the Board effective as of August 1, 2009, each has been previously elected by our shareholders. There were no nominee recommendations from shareholders or from any group of shareholders submitted in accordance with regulations of the Securities and Exchange Commission.

All of the nominees proposed by the Board have consented to serve if elected. Unless otherwise indicated on a proxy, the proxy holders intend to vote the shares each proxy represents for all of the nominees for election as directors.

Directors shall be elected by a plurality of the votes cast at the election. If at the time of the meeting any of the nominees listed should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of Directors constituting a full Board is reduced.

There is shown as to each nominee, and as to each Director whose term of office will continue after the year 2010 Annual Meeting, his or her age as of the date of the Annual Meeting, Class, period of service as a Director of the Company, and business experience during the last five years.

RECOMMENDATION

The Board of Directors unanimously recommends that stockholders vote FOR Proposal 1, the election of Annette Catino, Steven M. Klein and Walter G. Reinhard, Esq.

NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2013

Class II – Directors

Name, Period Served
as Director and Age	Business Experience During Past Five Years and Other Affiliations

President and CEO of QualCare Alliance Networks, Inc., Piscataway, New Jersey, a managed care organization, since 1991, of which she serves as a Director. Director, Caucus NJ Educational Corporation, Northfield Bancorp, Inc., The Val Skinner Foundation and the American Association of Preferred Providers Organization.

Annette Catino
Director
since 2003
Age 53

Executive Vice President and Chief Financial Officer of Northfield Bancorp, Inc.; Audit Partner, KPMG LLP (from September 2003 to March 2005). Member, Board of Trustees, CentraState Medical Center; Member of the American Institute of Certified Public Accountants, New Jersey Society of Certified Public Accountants and America’s Community Bankers.

Steven M. Klein
Director
since 2009
Age 44
Partner, Law Firm of Norris, McLaughlin & Marcus, P.A. of Bridgewater, New Jersey, since 1984. Director, Fanwood-Scotch Plains YMCA. (1)
Walter G. Reinhard, Esq.
Director
since 2002
Age 64
(1) Norris, McLaughlin & Marcus, P.A., provides legal services to the Company in the areas of corporate and regulatory matters.

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2011
(Not subject to election this year)

Class III – Directors

Name, Period Served
as Director and Age	Business Experience During Past Five Years and Other Affiliations

Engaged in Private Practice, Infectious Diseases; formerly Chair of the Department of Medicine and former Chief Medical Officer of Raritan Bay Medical Center. Master of American College of Physicians, Fellow, Infectious Diseases Society of America.

John R. Middleton, M.D.
Director
since 1999
Age 65

Managing Partner, JGT Management Co., LLC, a management and investment firm, since 2003 and formerly a Partner of Jacobson, Goldfarb & Tanzman Associates, a commercial real estate brokerage firm, since 1972, Woodbridge, New Jersey. Director, Raritan Bay Medical Center and Director, The Provident Bank.

Jeffries Shein
Director
since 1990
Age 70

Chairman of the Board of Middlesex Water Company since May 1990; President of Middlesex Water Company from May 1981-2003. Past President, National Association of Water Companies and the New Jersey Utilities Association. Past Director and Chairman of Tidewater Utilities, Inc.(TUI), White Marsh Environmental Systems, Inc., (a subsidiary of TUI), Pinelands Water Company, Pinelands Wastewater Company, Utility Service Affiliates, Inc., Utility Service Affiliates (Perth Amboy) Inc. and Bayview Water Company.

J. Richard Tompkins
Director
since 1981
Age 71

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2012
(Not subject to election this year)

Class I – Directors

Name, Period Served
as Director and Age	Business Experience During Past Five Years and Other Affiliations
Retired, formerly Senior Engineer, Science Applications International Corporation, specialists in information, energy and military systems, Pittsburgh, Pennsylvania.
John C. Cutting
Director
since 1997
Age 73

Retired, formerly President and Chief Executive Officer, First Sentinel Bancorp, Inc., Holding Company for First Savings Bank, Perth Amboy, New Jersey and was a member of the Boards of Directors of said Companies. First Sentinel Bancorp, Inc. was acquired by Provident Financial Services, Inc., the Holding Company for The Provident Bank. Mr. Mulkerin currently serves on the Boards of Directors of both of those Companies. Director, Raritan Bay Medical Center, Daytop Village Foundation and Middlesex County College.

John P. Mulkerin
Director
since 1997
Age 72

President, Chief Executive Officer and Director of Middlesex Water Company since 2006. Executive Vice President since November 2004. Director and Chairman, Tidewater Utilities, Inc. (TUI), Tidewater Environmental Services, Inc.; White Marsh Environmental Systems, Inc., (a subsidiary of TUI); Pinelands Water Company and Pinelands Wastewater Company; Utility Service Affiliates, Inc., and Utility Service Affiliates (Perth Amboy) Inc. since January 1, 2006. Named Vice-Chairman of the Board of Middlesex Water Company in May 2009. Mr. Doll is Chairman of the Board of Directors of the New Jersey Utilities Association and Director, National Association of Water Companies.

Dennis W. Doll
Director
since 2006
Age 51

GOVERNANCE AND BOARD MATTERS

General Information
Management of the Company is under the general direction of the Board of Directors who are elected by the shareholders. Our business and affairs are managed under the direction of the Board in accordance with the New Jersey Business Corporation Act and our Certificate of Incorporation and By-Laws. Members of the Board are kept apprised of our business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its Committees.

Board Meetings and Attendance at Annual Meeting of Shareholders
The Board of Directors holds regular monthly meetings and meets on other occasions when required in special circumstances. The Board of Directors held twelve meetings and the Board Committees held eighteen meetings during fiscal year 2009. Each incumbent Director attended 95% or more of the total number of meetings of the Board and Committees on which each served. All of the directors serving at the time of the fiscal year 2009 Annual Meeting of Shareholders held in May 2009 attended that meeting.

Board Independence
The Company’s Common Stock is listed on the NASDAQ Global Select Market. NASDAQ listing rules require that a majority of the Company’s directors be “independent directors” as defined by NASDAQ corporate governance standards. Generally, a director does not qualify as an independent director if the director has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or is an employee of the Company. The Board has determined that directors (Catino, Cutting, Klein, Middleton, Mulkerin, Reinhard, Shein and Tompkins) are independent directors under the NASDAQ listing standards. Mr. Doll, who is an employee of the Company, is not considered an independent director.
The Board based these determinations primarily on a review of the responses of the Directors and executive officers to questions regarding employment and compensation history, affiliations, family and other relationships, together with an examination of those companies with whom the Company transacts business.

Board Leadership Structure
The Company currently separates the role of Chairman of the Board and Chief Executive Officer with different individuals occupying those roles. This segregation of duties along with the relationship of the Board and management, can best be characterized as one of healthy, constructive tension which beneficially enhances the performance of the Board and management in their respective roles. It should be noted that during 2009, President and CEO Dennis W. Doll was appointed Vice-Chairman of the Board by the unanimous vote of the Directors.

Board Committee Membership
The Company’s Board of Directors maintains a number of standing committees to assist with the performance of its responsibilities. These committees and their current members are described below:

NAME	AUDIT	CAPITAL IMPROVEMENT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	PENSION	AD HOC PRICING
Annette Catino	X	X	X	X		X*
John C. Cutting	X	X*			X*	X
Steven M. Klein (1)	X		X		X
John R. Middleton, M.D.	X		X	X
John P. Mulkerin	X*+			X	X
Walter G. Reinhard		X		X*	X
Jeffries Shein			X*	X	X	X
J. Richard Tompkins		X				X

* Indicates Committee Chair
+ Indicates Audit Committee Financial Expert
(1) Mr. Klein was appointed to the Board effective August 1, 2009 and became a member of the Audit Committee and the Pension Committee in September 2009. Mr. Klein was named to the Compensation Committee in January 2010.

Board Committee Responsibilities

Audit Committee

The Audit Committee held four meetings and three teleconferences during 2009. The Audit Committee reviews with the independent registered public accounting firm the scope of the annual audit; receives and reviews the independent registered public accounting firm’s annual report; reviews the independence of the independent registered public accounting firm, services provided by them and their fees; recommends to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K; and is directly responsible for the appointment of an independent registered public accounting firm for the following calendar year.
In February 2010, the Board of Directors re-approved the written Charter for the Audit Committee which is available in the Investor Relations section of our website www.middlesexwater.com under Corporate Governance. All of the members of the Audit Committee have been determined by the Board to be independent directors as defined in the listing standards of NASDAQ.

Capital Improvement Committee
The Capital Improvement Committee held three meetings during 2009. The Capital Improvement Committee reviews and approves the Capital Budget and the long-term capital planning needs. The Committee also monitors capital projects and expenditures during the year.
In April 2009, the Board of Directors re-approved a written Charter for the Capital Improvement Committee which is available in the Investor Relations section of our website www.middlesexwater.com under Corporate Governance.

Compensation Committee
The Compensation Committee held three meetings during 2009. The Compensation Committee reviews and makes recommendations to the Board of Directors as to the salaries, benefits and incentive compensation of the Executive Officers of the Company. Executive Officer incentive compensation is awarded under the Restricted Stock Plan. (Please refer to page 20 for a description of how awards are made under the Restricted Stock Plan.)
In February 2010, the Board of Directors re-approved a written Charter for the Compensation Committee which is available in the Investor Relations section of our website www.middlesexwater.com under Corporate Governance. All of the members of the Compensation Committee have been determined by the Board to be independent directors as defined in the listing standards of NASDAQ.

Compensation Committee Interlocks and Insider Participation
The members of the 2009 Compensation Committee were Annette Catino, John R. Middleton, M.D., and Jeffries Shein. It should be noted that Mr. Steven M. Klein was named to the Compensation Committee in January 2010. During 2009, no member of the Compensation Committee was at any time an officer or employee of the Company or its subsidiaries. No current member is related to any other member of the Compensation Committee, any other member of the Board or any executive officer of the Company.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee held four meetings during 2009. The committee reviews and makes recommendations relating to the governance of the Company, the performance and composition of the Board and Board committees, succession planning and significant organization changes. The Committee makes recommendations to the Board of Directors with respect to nominations for the Board and screens candidates considered for election to the Board. In this capacity, the Committee concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors and evaluates prospective nominees identified by the Corporate Governance and Nominating Committee or referred by other Board members, management, shareholders or external sources.
In September 2009, the Board of Directors re-approved a written Charter for the Corporate Governance and Nominating Committee which is available in the Investor Relations section of our website www.middlesexwater.com under Corporate Governance. All of the members of the Corporate Governance and Nominating Committee have been determined by the Board to be independent directors as defined in the listing standards of NASDAQ.

Corporate Governance and Nominating Committee Process for Identifying and Evaluating Director Candidates
The Corporate Governance and Nominating Committee periodically identifies director nominees based primarily on recommendations from management, Board members, shareholders and other sources. The Committee recommends to the Board nominees that are independent of management and satisfy SEC and NASDAQ requirements and possess qualities such as personal and professional integrity, sound business judgment, and utility, technical or financial expertise. The Committee also considers age and diversity (broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics) in making its recommendations for nominees to the full Board. Although the Committee has the authority to retain assistance in identifying and evaluating prospective candidates for nomination and election to the Board, the Committee does not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.
The Committee met during the first half of 2009 to discuss and consider several candidates for Board membership in the Company. Mr. Steven M. Klein was nominated based upon his background, qualifications and past experience, particularly in the area of finance. At the June 2009 meeting of the Corporate Governance and Nominating Committee, there was a full discussion regarding Mr. Klein for Board candidacy. Following this full evaluation and discussion, the Committee unanimously voted to recommend to the full Board the addition of Mr. Klein as a member of the Board. A discussion by the full Board at its June 2009 meeting led to Mr. Klein being unanimously approved as a director effective August 1, 2009.

Pension Committee
The Pension Committee held four meetings during 2009. The Pension Committee reviews investment policies and determines recommended investment objectives for the Company’s Pension and Retiree Welfare Plans. The Committee also reviews the performance of the Company’s 401(k) Plan Administrator and reviews options offered in the Company’s 401(k) Plan. The Committee meets quarterly with the Company’s outside Investment Managers. In January 2010, the Board of Directors re-approved a written Charter for the Pension Committee which is available in the Investor Relations section of our website www.middlesexwater.com under Corporate Governance.

Ad Hoc Pricing Committee
The ad hoc Pricing Committee did not meet in 2009. The ad hoc Pricing Committee meets, as needed, to review financial matters including, but not limited to, the pricing and issuance of Common Stock and corporate bonds.

Board’s Role in Risk Oversight
The Board of Directors is made aware of risks to the Company through an ongoing Risk Management Program which is designed to identify, evaluate and control loss exposures that could affect the Company business, employees, and customers. The goals of the Risk Management Program include the effective prevention, control and minimization of the adverse effects of known and predictable events through a centralized program; the building of a risk awareness culture; the development of a program that is transparent and ultimately anticipates and prevents problems before they occur. Risk categories focus on the brand and reputation of the Company; the health and safety of the Company’s employees; and the business operations of the enterprise. Potential risks as well as the corrective action and risk mitigation strategies are reviewed at the Executive Officer level. Risks and their associated mitigation strategies that require Board-level awareness are routinely reported to the Board of Directors.

Shareholder Proposals
In order to be eligible for inclusion in our proxy materials for our 2010 Annual Meeting of Shareholders, any shareholder proposal must have been received by the Secretary of the Company, 1500 Ronson Road, Iselin, New Jersey 08830 no later than December 11, 2009. No shareholder proposals were received by the Company for the 2010 Annual Meeting.

Advance Notice of Business to be Conducted at an Annual Meeting of Shareholders.
For business to be properly brought before an Annual Meeting by a shareholder, the business must be an appropriate matter to be voted by the shareholders at an Annual Meeting and the shareholder must have given proper and timely notice in writing to the Secretary of the Company at 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452.
Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the Securities and Exchange Commission. A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and reasons for conducting such business at the Annual Meeting, (b) the name and address, as they appear on the Company’s books, of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business.

Director Candidate Recommendations and Nominations by Shareholders
The Corporate Governance and Nominating Committee will consider shareholders’ recommendations for nominees for election to the Board of Directors. Shareholder nominees will be evaluated under the same standards as nominees recommended by management or the non-management members of the board. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended, including appropriate references. Recommendations should be sent to Middlesex Water Company, Office of the Secretary, 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452; or sent via the Internet to the following e-mail address: kquinn@middlesexwater.com. In order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2010 Annual Meeting of Shareholders, nominations for Director must have been received by the Company by the close of business on December 11, 2009. The Company did not receive any recommendations from any shareholders in connection with the 2010 Annual Meeting.

Shareholder Communications with the Board
Any shareholder wishing to communicate with a Director may do so by contacting the Company’s Corporate Secretary, who will forward to the Director a written, e-mail, or phone communication. The Corporate Secretary has been authorized by the Board to screen frivolous or unlawful communications or commercial advertisements.

Code of Business Conduct
The Board of Directors has adopted a Code of Conduct that applies to all of our Directors, Officers and employees. This Code covers all areas of professional conduct, as well as strict adherence to all laws and regulations applicable to the conduct of our business. In addition, the Company has established an internal hotline where Code of Conduct violations may be reported.
The Company’s Code of Conduct as well as the charters for the Audit, Capital Improvement, Compensation, Corporate Governance and Nominating, and Pension Committees are available on our website www.middlesexwater.com under the heading Investor Relations – (Corporate Governance). The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Kenneth J. Quinn, Vice President, General Counsel, Secretary and Treasurer, Middlesex Water Company, 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452.

DIRECTORS’ ANNUAL RETAINER AND MEETING FEES

For 2009, Middlesex Water Company paid each of the Board members who are not employed by the Company  (“outside Directors”) an annual retainer of $12,000. As a result of a study regarding director compensation conducted by  Pearl Meyer & Partners, a national provider of compensation consulting services and survey data, effective July 1, 2008,  the annual retainer of $12,000 was increased to $15,000 per annum, and the additional $3,000 per outside Director shall  be in the form of Common Stock of the Company under the Outside Director Stock Compensation Plan. The first award  of such stock took place in 2009. In addition, the Chairman of the Board received a Chairman’s retainer in the annual  amount of $50,000.
The Board meeting fees for outside Directors amounted to $900 per Director for each Board meeting attended. The Board meeting fee for Board members who are employed by the Company (“inside Directors”) amounted to $400 per meeting.
The Board committee meeting fees for outside Directors amounted to $750 per Director for each Board committee  meeting attended. In the event that a Special Board or a Special Committee meeting via teleconference were to be held, the meeting fees for outside Directors are $400 and $200 per meeting, respectively.
Additionally, each Committee Chairperson is paid an annual fee which is generally paid in October of each year as follows:m the Audit Committee Chairperson retainer was $2,500; the Compensation Committee Chairperson retainer was $2,000; all other Committee Chairperson retainers were $1,500. The Chairman of the Board’s retainer remained unchanged.

DIRECTOR COMPENSATION – 2009
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Annette Catino	30,750	3,000	n/a	n/a	n/a	-	33,750
John C. Cutting	33,500	3,000	n/a	n/a	n/a	-	36,500
Steven M. Klein	11,000 (1)	n/a (2)	n/a	n/a	n/a	-	11,000
John R. Middleton, M.D.	31,250	3,000	n/a	n/a	n/a	-	34,250
John P. Mulkerin	33,250	3,000	n/a	n/a	n/a	-	36,250
Walter G. Reinhard	31,800	3,000	n/a	n/a	n/a	-	34,800
Jeffries Shein	31,400	3,000	n/a	n/a	n/a	-	34,400
J. Richard Tompkins	75,050	3,000	n/a	n/a	n/a	-	78,050

(1) Mr. Klein was appointed to the Board effective August 1, 2009. He was appointed as a member of the Audit Committee and Pension Committee at the Board meeting held September 21, 2009.
(2) Mr. Klein was not eligible in 2009 to receive the portion of the annual retainer paid in the form of Common Stock.
Note: Dennis W. Doll, who is also a director, does not appear in this table since his director compensation appears in the “All Other Compensation” column of the Summary Compensation Table.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 29, 2010, beneficial ownership of Middlesex Water Company Common Stock by the elected Directors, Executive Officers named in the table appearing under Executive Compensation, and all elected Directors and Executive Officers as a group. Jeffries Shein owned 2.15% of the shares outstanding as of March 29, 2010. All other individual elected Directors and Executive Officers owned less than 1% of the shares outstanding on March 29, 2010.

Amount and Nature
of Beneficial
Name	Ownership(1)
Directors
Annette Catino	8,945
John C. Cutting	36,833
Steven H. Klein	600
John R. Middleton, M.D.	7,492
John P. Mulkerin	25,222
Walter G. Reinhard	3,052
Jeffries Shein	291,726
J. Richard Tompkins	42,839

Named Executive Officers
Dennis W. Doll	24,141
A. Bruce O’Connor	35,544
Kenneth J. Quinn	6,812
Richard M. Risoldi	14,897
Ronald F. Williams	23,482
All elected Directors and Executive Officers as a
group including those named above.	543,836*

* 4.01% of the shares outstanding on March 29, 2010.
(1) Beneficial owner has the sole power to vote and dispose of such shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16 of the Securities Exchange Act of 1934, Executive Officers and Directors, and certain beneficial owners of the Company’s equity securities, are required to file reports of ownership and changes in ownership with the SEC on specified due dates.
Based solely on a review of the copies of these reports furnished to us, we believe that all filing requirements applicable to such Executive Officers and Directors (we are not aware of any five percent holder) were complied with during fiscal year 2009.

Other Security Holders
The following table sets forth as of March 29, 2010, certain information with respect to the beneficial ownership of shares of Common Stock by each person or group we know to beneficially own more than five percent of the outstanding shares of such stock.

Name and Address of Beneficial Owners	Number of Shares	Percent of Class
BlackRock, Inc
40 East 52nd Street
New York, NY 10022	823,131(2)	6.1%

(2) This information is based on the Schedule 13G filed with the SEC by BlackRock, Inc. on January 29, 2010.

CHANGES RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On October 1, 2009 the Company was notified that the audit practice of Beard Miller Company LLP (“Beard”), our independent registered public accounting firm, was combined with another public accounting firm, Parente Randolph, LLC on October 1, 2009 with the resulting combined entity known as ParenteBeard LLC (“ParenteBeard”). On October 1, 2009, Beard resigned as the auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, ParenteBeard was appointed and engaged to act as the Company’s independent registered public accounting firm effective October 1, 2009 for the year ended December 31, 2009.
Prior to engaging ParenteBeard, the Company did not consult with ParenteBeard regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by ParenteBeard on the Company’s financial statements, and ParenteBeard did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.
The Report of the Independent Registered Public Accounting Firm of Beard regarding the Company’s financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2008 and 2007, and during the interim period from the end of the most recently completed fiscal year through October 1, 2009 the date of resignation, there were no disagreements with Beard on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Beard would have caused it to make reference to such disagreement in its reports.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of five independent directors, one of whom is designated by the Board as the “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission. Two other directors also qualify as an Audit Committee Financial Expert although they were not designated as such by the Board. The Committee for the year 2009 was composed of: Annette Catino, John C. Cutting, John R. Middleton, M.D. and John P. Mulkerin. Steven M. Klein was appointed to the Audit Committee in September 2009. The Audit Committee operates under a written Charter adopted by the Board of Directors and is reviewed and adopted annually by the Committee and the Board of Directors. The Charter is available on the Company’s website at www.middlesexwater.com.
On October 1, 2009 the Company was notified that the audit practice of Beard Miller Company LLP (“Beard”), our independent registered public accounting firm, was combined with another public accounting firm, Parente Randolph, LLC on October 1, 2009 with the resulting combined entity known as ParenteBeard LLC (“ParenteBeard”). On October 1, 2009, Beard resigned as the auditors of the Company. The Audit Committee appointed and engaged ParenteBeard LLC to act as the Company’s independent registered public accounting firm effective October 1, 2009 for the year ended December 31, 2009.
Management is responsible for the Company’s financial statements and internal controls. The Company’s independent accountants, ParenteBeard LLC, are responsible for performing an independent audit of the Company’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (United States) and for issuing a report thereon. The Committee’s responsibility is to oversee the quality and integrity of the Company’s accounting, auditing and financial reporting practices.
In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated audited financial statements with management and the independent accountants. The Committee discussed with the independent accountants the matters required to be discussed by the PCAOB, which include, among other things:

•	The initial selection of as well as changes in significant accounting policies or their application;
•	The process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;
•	Critical accounting policies;
•	Methods used to account for significant transactions;
•	Disagreements, if any, with management over the application of accounting principles;
•	Audit adjustments; and
•	Disclosures in the financial statements.

The independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants the firm’s independence with respect to Middlesex Water Company and its management. The Committee has the sole authority to pre-approve permitted non-audit Company services performed by the independent accountants and has considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining their independence.
Based on the Committee’s discussions with management and the independent accountants, the Committee’s review of the audited financial statements, the representations of management regarding the audited financial statements and the report of the independent accountants to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
The Committee also discussed with management the process used for the establishment and maintenance of disclosure controls and procedures in quarterly and annual reports which is required by the Securities and Exchange Commission (SEC) and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.
The Committee met privately with the independent auditors who have unrestricted access to the Audit Committee.

Year 2010 Audit Committee
John P. Mulkerin, Chairman
Annette Catino
John C. Cutting
Steven M. Klein
John R. Middleton, M.D.

PROPOSAL 2
RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The shares represented by the proxies will be voted for ratification of the appointment by the Audit Committee of ParenteBeard LLC as our independent registered public accounting firm to report to the shareholders on our financial  statement for the fiscal year ending December 31, 2010.
Although submission of the appointment of an independent registered public accounting firm to shareholders for  ratification is not required by law, the Board is submitting the selection of an independent registered public accounting firm  for shareholder ratification. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the  Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent  registered public accounting firm. Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting  and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions.
The affirmative vote of a majority of the votes cast by shareholders in person or represented by proxy, at the Annual Meeting is required for the approval of this Proposal. The Board has not determined what action it would take if the shareholders do not approve the selection of ParenteBeard LLC, but may reconsider the selection if the shareholders’ action so warrants. Even if the selection is ratified, the Audit Committee, exercising its own discretion, may select different auditors at any time during the year if it determines that such a change would be in the Company’s best interests and in the best interests of shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF PARENTEBEARD LLC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

ParenteBeard LLC has been approved and appointed by the Audit Committee as the Company’s independent registered accounting firm. Aggregate fees billed to the Company for the years ending December 31, 2009 and 2008 by ParenteBeard LLC are as follows:

	Year Ended December 31,
	2009	2008
Audit Fees {a}	$325,315	$330,200
Audit-Related Fees	-	-
Total audit and audit-related fees	$325,315	330,200
Tax Fees {b}	$17,500	$14,350
All Other Fees	-	-
Total Fees	$342,815	$344,550

{a} In 2009 and 2008, audit fees were incurred for audits of the financial statements and internal control over financial reporting of the Company, an audit of the financial statements of a subsidiary of the Company, and reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q. In 2009,  the audit fees include $8,815 for services rendered in connection with the issuance of consents on Forms S-3 and a Securities and Exchange Commission comment  letter response. In 2008, the audit fees include $4,025 for services rendered in connection with the issuance of a Consent on Form S-8 and an amended Form 10-Q.
{b} Includes 2009 and 2008 fees for the preparation of tax returns of $17,500 and $14,350, respectively.

The Company paid Withum Smith + Brown LLP $22,570 and $21,600 in fees during 2009 and 2008, respectively, for the audits of the Company’s employee benefit plans.
The Audit Committee has established pre-approval policies and procedures for all audit and non-audit services to be  performed by ParenteBeard LLC. The Audit Committee approves 100% of the services related to Audit-Related  Fees, Tax Fees and All Other Fees in excess of $5,000.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in our Proxy Statement. The members of the Compensation Committee for 2010 are: Jeffries Shein, who serves as Chair; Annette Catino; John R. Middleton, M.D. and Steven M. Klein, who became a member effective January 1, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

Persons Covered. This discussion and analysis addresses compensation for 2009 for the following executive officers: Dennis W. Doll, President and Chief Executive Officer; A. Bruce O’Connor, Vice President and Chief Financial Officer; Ronald F. Williams, Vice President and Chief Operating Officer; Richard M. Risoldi, Vice President – Subsidiary Operations and Kenneth J. Quinn, Vice President – General Counsel and Corporate Secretary. These five executives are referred to in this discussion as the “Named Executive Officers.” Mr. Williams retired from the Company effective January 1, 2010. See “Committee Actions During 2009 Affecting 2010 Compensation, and Other Actions by the Committee.”

Executive Summary. A primary objective of our executive compensation program is to align the interests of our senior leadership with those of our shareholders. The key components of the Company’s compensation program are designed, augmented and modified, as appropriate, to ensure that we attract and retain qualified executive talent, and appropriately reward performance. We strive to create a compensation program that provides adequate balance between shorter- and longer-term performance. Our 2009 compensation program included competitively benchmarked base salaries and a formal annual equity incentive-based compensation program in the form of restricted common stock linked to, among other things, the Company’s strategic objectives. Notwithstanding unprecedented challenges in national and global economies and financial markets, the Company’s total shareholder return in 2009 marginally exceeded the average total shareholder return of its peers. The Company has remained committed to its disciplined and balanced approach to meeting the short- and long-term needs of its customers, shareholders and employees and utilizes the same philosophy in designing a compensation program that is aligned with effective risk management.

Role of the Compensation Committee. The Compensation Committee of the Board of Directors is responsible for making recommendations to the full Board of Directors with respect to the compensation of the Named Executive Officers, including the Chief Executive Officer. As part of these duties, the Committee administers the Company’s equity-based incentive compensation plan and conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of the other Named Executive Officers. The Board of Directors has ultimate authority to determine the compensation of all Named Executive Officers, including the Chief Executive Officer.
The Compensation Committee has a formal charter that describes the Committee’s scope of authority and its duties. The Compensation Committee for 2010 consists of four Directors, all of whom are “independent” as set forth in the listing requirements for NASDAQ Global Select securities. The Corporate Governance and Nominating Committee of the Board of Directors evaluates the independence of Committee members at least annually, using the standards contained in the NASDAQ Global Select listing requirements. This evaluation, and the determination that each member of the Committee is independent, was made most recently in February 2010.

Role of Executives in Committee Activities. The executive officers who serve as a resource to the Compensation Committee are the Chief Executive Officer and the Vice President-Human Resources. These executives provide the Compensation Committee with input regarding employee compensation philosophy, processes and decisions for employees other than Named Executive Officers. This communication assists in the design and alignment of incentive programs for eligible employees throughout the Company. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations and otherwise supply information to assist the Compensation Committee. The Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year. At the request of the Compensation Committee, the Vice

President-Human Resources communicates directly with third-party consultants, providing third-party consultants with Company-specific data and information, and assisting in the evaluation of the estimated financial effect regarding any proposed changes to the various components of compensation.
Executives participate in Committee activities purely in an informational and advisory capacity and have no vote in the Committee’s decision-making process. The Chief Executive Officer and Vice President-Human Resources do not attend those portions of Compensation Committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the Chief Executive Officer attends those portions of Compensation Committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined. In addition, the Compensation Committee meets in executive session as it considers appropriate.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for Named Executive Officers. The consultants are retained by, and report directly to, the Compensation Committee. The Compensation Committee places no restrictions on consultants within the scope of contracted services and such consultants are not engaged by management for any purpose. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultants also provide proxy statement and survey data, and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and incentives from the comparison group proxy statement and survey data.
For 2009, the Compensation Committee evaluated data from a comprehensive review presented in December 2007 for Named Executive Officer compensation, performed by Pearl Meyer & Partners.

Compensation Objectives and Philosophy. The overall objectives of the Company’s compensation program are to retain, motivate, and reward employees and officers (including the Named Executive Officers) for short- and long-term performance, and to provide competitive compensation to attract appropriate talent to the Company. The methods used to achieve these goals for Named Executive Officers are influenced by the compensation and employment practices of our peers and competitors within the utilities industry, and elsewhere in the marketplace, for executive talent. Other considerations include each Named Executive Officer’s individual performance in achieving both financial and non-financial corporate goals.
Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities, individual experience and performance levels and their knowledge and management of the Company’s operations. The creation of long-term value is highly dependent on the development and effective execution of our business strategy by our executive officers.
Factors that influence the design of our executive compensation program include, among other things, the items listed below:

•
We operate primarily in a highly regulated utility industry, with regard to both the environment and the rates for utility services that are charged to our customers. We value industry-specific experience that promotes safe, proper and reliable utility services for our customers.

•
We value our executives’ ability to appropriately balance the short- and long-term needs of our customers, our employees and our shareholders. We seek to not only provide safe, proper and reliable utility services on a current basis for our customers, but we also plan and execute strategies that ensure the sustainability of critical utility services into the future. In addition, we simultaneously seek to provide financial returns for our shareholders that appropriately reflect the risks and opportunities that are inherent in meeting the short-and long-term needs of our customers, and that are inherent in the provision of our utility services.

•	We value our executives’ ability to attract, retain and continually develop a workforce that ensures critical technical and management skills are maintained in sufficient quantity and quality.

Our 2009 compensation program for our Named Executive Officers includes three key components. The first component is base salary. The second is an equity-based long-term incentive plan in the form of restricted common stock and the third is certain benefits and perquisites at levels that are competitive in the marketplace and appropriate for the roles of the Named Executive Officers.

Assembling the Components of Compensation. The Compensation Committee analyzes the level and relative mix of executive compensation by component (e.g., base salary, incentives, and benefits) and in the aggregate. The Chief Executive

Officer provides recommendations to the Committee relating to compensation to be paid to the Named Executive Officers other than himself. Based on this analysis, the Compensation Committee approves each Named Executive Officer’s compensation, subject to ratification by the full Board of Directors.
When evaluating the components comprising total compensation, the Compensation Committee considers among other things, general market practices and the alignment of incentive awards with our strategic objectives and Company performance. The Compensation Committee seeks to create appropriate incentives without encouraging behaviors that result in inappropriate risk. These components are periodically evaluated in relation to benchmark data derived from information reported in publicly- available proxy statements and from market survey data.

Base Salary. Base salary is designed to provide a reasonable level of predictable income commensurate with market standards of the position held adjusted for specific job responsibilities assigned, individual experience and demonstrated performance. Named Executive Officers are eligible for periodic adjustments to their base salary based on these factors. The Compensation Committee reviews and approves any base salary changes for Named Executive Officers, including our Chief Executive Officer. The Compensation Committee generally seeks to undertake a comprehensive review of the compensation structure approximately every three years.
Base salary amounts for 2009 were determined based on a review of peer proxy and survey data provided by Pearl Meyer & Partners in December 2007, updated by the Company using peer group proxy data and reflecting our current knowledge of market conditions. The Compensation Committee has generally established the 50th percentile of peer proxy and survey data as the targeted base compensation level, with adjustments made upwards or downwards for each Named Executive Officer’s specific experience, responsibilities and performance, estimated value in the marketplace and the Committee’s view of each Named Executive Officers’ role in the future success of the Company. Subject to consideration of the significant experience, contributions, and performance of each Named Executive Officer, their value in the marketplace and their critical roles in the future successes of the Company, it is intended to target the base salary level of each Named Executive Officer at the 50th percentile of peer proxy and survey data. Base salaries were adjusted in 2008 in two increments, at six-month intervals, in connection with the goal to move further toward the 50th percentile target. Despite the intent to continue to manage base salaries toward this target level, in light of general macro-economic conditions during 2009, the Compensation Committee made a determination not to change base salaries for any of the Named Executive Officers in 2009.

Incentives. The Company does not have any plan or program that provides for cash or other form of short-term incentive compensation for Named Executive Officers. The Company does have a long-term incentive plan in the form of restricted Company Common Stock (the Restricted Stock Plan). Awards under this plan are considered on an annual basis and are intended to motivate the Named Executive Officers to execute specific financial and non-financial elements of our business plan. The target award is 15% of base salary and is comprised of a single corporate financial goal, in addition to one or more individual non-financial performance goals. The financial corporate goal for 2009 was Income Before Income Taxes. The corporate financial goal comprised 60% of the target award for Named Executive Officers other than the President and Chief Executive Officer, whose corporate financial goal comprised 80% of his target award. In order to be eligible for any level of award related to the corporate financial goal, threshold financial performance of at least prior year Income Before Income Taxes must generally be met. The remaining portion of the target award for all Named Executive Officers is based upon the level of achievement of the individual non-financial performance goals. The non-financial individual performance goals are intended to motivate the Named Executive Officers to implement operational, technical, management and other initiatives that benefit the Company’s customers, shareholders and employees, and which require effort above and beyond what would normally be required as part of the Named Executive Officer’s base job responsibilities. The personal performance goals generally also contain elements that are strategic in nature in a competitive environment.
The Compensation Committee evaluates the reasonableness and likelihood of attaining designated incentive goals in an effort to ensure that such targets appropriately reward performance, but do not encourage inappropriate risk taking or compromises in the quality of service to the Company’s customers. Actual performance during the applicable measurement period may exceed or fall short of the targets resulting in the Named Executive Officer receiving an annual incentive award that is above or below the initial targeted level. Annual incentive awards granted in prior years are not taken into account by the Compensation Committee in the process of setting performance targets, or in evaluating achievements, for the current year.
In evaluating actual performance as compared to the established corporate financial goal, the Compensation Committee may, at its discretion, exclude items that are considered non-recurring in nature. In addition, the Compensation Committee may increase or decrease a Restricted Stock award based upon its additional consideration of a Named Executive Officer’s performance or achievements.
In February 2010, the Compensation Committee evaluated achievement of the corporate financial goal. The Compensation Committee evaluated actual 2009 Net Income Before Income Taxes and determined that there were no non-recurring items in

2009 that should be considered in the determination of the level of achievement of the 2009 corporate financial goal. Based on the Company’s reported 2009 Net Income Before Income Taxes, the Compensation Committee determined that threshold financial performance was not met in 2009 and therefore, no awards were made to the Named Executive Officers related to the 2009 corporate financial goal. Detailed explanation of the factors contributing to 2009 financial performance is articulated in our Annual Report to Shareholders under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
Separately, the Compensation Committee also evaluated the level of achievement of the personal performance goals relative to the contribution to the various strategic, competitive, operational and management objectives referenced above.

Broad-based Benefits. We also provide to our Named Executive Officers certain broad-based benefits available to all qualifying employees of the Company, as well as fringe benefits and perquisites, not generally available to all qualifying employees of the Company.
The following summarizes the significant broad-based benefits in which the Named Executive Officers were eligible to participate in 2009:

•	A defined benefit pension plan
•	A defined contribution 401(k) retirement plan
•	Medical insurance coverage (employees share in the cost of such coverage)
•	Disability insurance coverage
•	Group life insurance coverage (premiums associated coverage above $50,000 are reported as taxable income to all eligible employees)

Executive Benefits and Perquisites. In addition to the broad-based benefits described above, the Named Executive Officers received the following fringe benefits and perquisites in 2009:

•
Use of a company-owned vehicle. The cost of operation and maintenance of such vehicles is borne by the Company. The value of any personal use of such vehicle is reported as taxable income to the Officer

•	Use of a company-owned cellular telephone generally for business purposes
•	Group life insurance coverage of 1.5x base salary (amount in excess of coverage generally available to all employees for which premiums are reported as taxable income to the executive)

The Compensation Committee reviews the other components of executive compensation (broad-based benefits and executive perquisites) on an annual basis. Changes to the level or types of broad-based benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not necessarily with reference to a particular Named Executive Officer’s compensation. Decisions about these components of compensation are made without reference to the Named Executive Officers’ salary and annual cash incentives, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

Employment Agreements. The Company does not have any employment agreements with any of the Named Executive Officers.

Supplemental Executive Retirement Plan (SERP). The Executive Officers including the Named Executive Officers are eligible to participate in a non-qualified Supplemental Executive Retirement Plan (SERP) at the discretion of the Board of Directors. A participant, who retires on their normal retirement date, as defined in the SERP, is entitled to an annual retirement benefit of up to 75% of compensation, generally reduced by the primary social security benefit, and further reduced by any benefit payable from the Company’s qualified defined benefit pension plan. Further reductions are made for certain retirement benefits from prior employment where such benefits have accrued. Generally, a participant is vested at ten (10) years of service in the case of retirement, and in the event of a Change in Control, as described further herein. A participant’s right to receive benefits under the SERP generally commences upon retirement or death, and in connection with a Change in Control, upon termination under the circumstances described in the SERP.
Annual benefits are generally payable, upon achieving normal retirement, for fifteen (15) years, either to the participant or the participant’s spousal beneficiary. Retirement benefits may also be in the form of a single life annuity, joint and 50% survivor’s annuity, joint and 100% survivor’s annuity, single life annuity with a ten (10) year certain period or single life annuity with a fifteen (15) year certain period paid on an actuarial equivalent basis.

The Company is not obligated to set aside or earmark any monies or other assets specifically for the purpose of funding the SERP, except that upon a Change in Control, the Company would be obligated to make contributions to a trust anticipated to be sufficient to meet the obligations under the SERP. Absent a Change in Control, benefits are in the form of an unfunded general obligation of the Company.

Exceptions to Usual Procedures. The Compensation Committee may recommend to the full Board of Directors that they approve the payment of special cash compensation to one or more Named Executive Officers in addition to payments approved during the normal annual compensation-setting cycle. The Committee may make such a recommendation if it believes it would be appropriate to reward one or more Named Executive Officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle or, that may have changed since the normal annual compensation-setting cycle. The Compensation Committee did not make any such recommendation related to any Named Executive Officers for 2009.
The Committee may also make off-cycle compensation decisions and recommendations when a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Committee Actions During 2009 Affecting 2010 Compensation, and Other Actions by the Committee. In February 2009, the Compensation Committee made a determination that Named Executive Officers’ base salaries would remain unchanged in 2009.
In connection with the retirement of Mr. Williams at the end of 2009, the Compensation Committee underwent a process to evaluate the options to replace Mr. Williams skills. It was determined that Mr. Risoldi was qualified to fill this role and it was recommended by the Compensation Committee, and approved by the Board of Directors, that Mr. Risoldi would be promoted to the position of Vice President - Operations & Chief Operating Officer effective January 4, 2010 and that his base salary would increase $15,000 to $191,200 effective as of that date.
All Compensation Committee actions taken are reviewed by the full Board of Directors for their ratification.

SUMMARY COMPENSATION TABLE
							(2) Change in
							Pension Value and
							Non-Qualified
						Non-equity	Deferred	(3)
				(1) Stock	Option	Incentive Plan	Compensation	All other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Dennis W. Doll,	2009	370,200	n/a	47,204	n/a	n/a	14,998	26,744	459,146
President and	2008	352,574	n/a	43,354	n/a	n/a	11,080	23,139	430,147
Chief Executive Officer	2007	326,746	n/a	42,230	n/a	n/a	9,943	18,613	397,532
A. Bruce O’Connor,	2009	212,500	n/a	28,694	n/a	n/a	27,571	16,854	285,619
Vice President and	2008	204,316	n/a	26,884	n/a	n/a	26,318	17,347	274,865
Chief Financial Officer	2007	195,116	n/a	28,001	n/a	n/a	23,816	15,385	262,318
Ronald F. Williams,	2009	203,850	n/a	25,022	n/a	n/a	197,796	18,857	445,525
VP - Operations and	2008	191,906	n/a	16,919	n/a	n/a	40,373	17,411	266,609
Chief Operating Officer	2007	186,419	n/a	17,171	n/a	n/a	37,389	15,088	256,067
Richard M. Risoldi,	2009	176,300	n/a	26,442	n/a	n/a	30,844	16,333	249,919
VP – Subsidiary	2008	171,464	n/a	21,539	n/a	n/a	26,704	15,745	235,452
Operations	2007	165,181	n/a	24,257	n/a	n/a	23,518	14,533	227,489
Kenneth J. Quinn,	2009	162,000	n/a	24,297	n/a	n/a	25,026	17,963	229,286
VP, General Counsel,	2008	156,222	n/a	20,379	n/a	n/a	27,756	17,335	221,692
Secretary and Treasurer	2007	149,646	n/a	18,966	n/a	n/a	22,528	13,345	204,485

(1)  The amounts in this column reflect the value of restricted stock awards made on October 1, 2009, October 1, 2008 and October 1, 2007, respectively.  Under the Restricted Stock Plan, however, these awards generally do not vest to the participants until the expiration of five years from the date of such award.  During such five-year period, the participants have contingent ownership of such shares, including the right to vote the same and to receive dividends thereon.
(2) The Company does not have any non-qualified deferred compensation plans or related earnings.
(3) The detail of “All Other Compensation” recognized for the benefit of the Named Executive Officers is set forth on Schedule A, as supplemental information to the Summary Compensation Table.

SCHEDULE - A SUMMARY - ALL OTHER COMPENSATION
				(4)		(4)
		Dividends on	Personal	Group Term		401(K) -			Total -
		Restricted	Automobile	Life Insurance	Board	Employer	Club	Spouse	All Other
		Stock	Use	Premiums	Fees	Match	Dues	Travel	Compensation
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)
Dennis W. Doll	2009	5,206	3,116	2,928	5,700	8,575	—	1,219	26,744
President and	2008	3,263	3,070	2,408	4,800	8,050	—	1,548	23,139
Chief Executive Officer	2007	1,633	3,070	792	4,800	7,700	—	618	18,613
A. Bruce O’Connor	2009	5,145	2,621	1,622	—	7,466	—	—	16,854
Vice President and	2008	5,275	2,683	1,335	—	7,161	—	893	17,347
Chief Financial Officer	2007	4,859	2,683	437	—	6,829	—	577	15,385
Ronald F. Williams	2009	3,824	3,493	4,432	—	7,108	—	—	18,857
VP - Operations and	2008	4,095	3,289	2,322	—	6,716	—	989	17,411
Chief Operating Officer	2007	4,090	3,289	1,185	—	6,524	—	—	15,088
Richard M. Risoldi	2009	4,225	4,589	1,322	—	6,197	—	—	16,333
VP - Subsidiary	2008	3,888	4,589	1,096	—	6,012	—	160	15,745
Operations	2007	3,233	4,589	546	—	5,781	—	384	14,533
Kenneth J. Quinn	2009	3,634	5,206	3,453	—	5,670	—	—	17,963
VP, General Counsel,	2008	3,037	4,934	2,864	—	5,467	—	1,063	17,335
Secretary and Treasurer	2007	2,274	4,934	900	—	5,237	—	—	13,345

(4) The benefits available to the Named Executive Officers under these programs are also available to all other employees of the Company.

GRANTS OF PLAN-BASED AWARDS – 2009
Name		Estimated Future Payouts Under Non-equity Incentive Plan Awards			Estimated Future Payouts Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum (#)
Dennis W. Doll	10/1/2009	n/a	n/a	n/a	n/a	n/a	n/a	3,124	n/a	n/a
A. Bruce O'Connor	10/1/2009	n/a	n/a	n/a	n/a	n/a	n/a	1,899	n/a	n/a
Ronald F. Williams	10/1/2009	n/a	n/a	n/a	n/a	n/a	n/a	1,656	n/a	n/a
Richard M. Risoldi	10/1/2009	n/a	n/a	n/a	n/a	n/a	n/a	1,750	n/a	n/a
Kenneth J. Quinn	10/1/2009	n/a	n/a	n/a	n/a	n/a	n/a	1,608	n/a	n/a

OUTSTANDING EQUITY AWARDS – 2009
	Option Awards						Stock Awards
			Equity			Number	Market	Equity Incentive
			Incentive			of	Value	Plan Awards:	Equity Incentive
	Number of	Number of	Plan Awards:			Shares	of Shares	Number	Plan Awards:
	Securities	Securities	Number of			or	or	Of	Market or Payout
	Underlying	Underlying	Securities			Units of	Units of Stock	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Underlying	Option	Option	Stock That	That Have	Units or Other	Shares, Units or
	Options (#)	Options (#)	Unexercised	Exercise	Expiration	Have Not	Not	Rights That	Other Rights That
	Exercisable	Unexercisable	Earned Options	Price	Date	Vested*	Vested*	Have Not Vested	Have Not Vested
Name	(#)	(#)	(#)	($)		(#)	($)	(#)	($)
Dennis W. Doll	n/a	n/a	n/a	n/a	n/a	9,641	169,874	n/a	n/a
A. Bruce O'Connor	n/a	n/a	n/a	n/a	n/a	7,669	135,128	n/a	n/a
Ronald F. Williams	n/a	n/a	n/a	n/a	n/a	-0-	-0-	n/a	n/a
Richard M. Risoldi	n/a	n/a	n/a	n/a	n/a	6,715	118,318	n/a	n/a
Kenneth J. Quinn	n/a	n/a	n/a	n/a	n/a	5,779	101,826	n/a	n/a

OPTION EXERCISES AND STOCK VESTED – 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis W. Doll	n/a	n/a	0	0
A. Bruce O’Connor	n/a	n/a	1,300	19,643
Ronald F. Williams	n/a	n/a	6,883*	114,296*
Richard M. Risoldi	n/a	n/a	700	10,577
Kenneth J. Quinn	n/a	n/a	700	10,577
*Mr. Ronald F. Williams retired effective January 1, 2010.  As of December 31, 2009, Mr. Williams’ shares vested as a result of the Board’s approval of the Compensation Committee’s recommendation to waive the Company’s right to re-acquire unvested shares upon his retirement.

PENSION BENEFITS – 2009
Name	Plan	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Dennis W. Doll	MWC Pension Plan	5	49,762	0
A. Bruce O'Connor	MWC Pension Plan	20	201,849	0
Ronald F. Williams	MWC Pension Plan	15	446,129	0
Richard M. Risoldi	MWC Pension Plan	20	174,211	0
Kenneth J. Quinn	MWC Pension Plan	8	122,729	0

All employees, hired before April 1, 2007, including the Named Executive Officers, who receive pay for a minimum of 1,000 hours during the year, are included in the Company's Qualified Defined Benefit Pension Plan (Qualified Plan).* Under the noncontributory Qualified Plan, current service costs are funded annually as allowed under Internal Revenue Service guidelines. The Company's annual contribution is determined on an actuarial basis. Benefits are measured from the member's entry date and accrue to normal retirement date or date of early retirement. Benefits are calculated, at normal retirement, at 1.25% of pay up to the employee's Social Security benefit integration level, plus 1.9% of such excess pay, multiplied by anticipated total year of service to normal retirement date, capped at 35 years of such excess pay, multiplied by years of service achieved and not to exceed number of years of service achieved at normal retirement date of age 65. Average pay is the highest annual average of total pay during any 5 consecutive years within the 10 calendar-year period prior to normal retirement date. The benefit amounts are not subject to any deduction for Social Security benefits or other offset amounts.
Ronald F. Williams and Kenneth J. Quinn were eligible to receive early retirement benefits under the Qualified Plan in the event of their retirement. If either elected to receive early retirement benefits, such benefits would be at a reduced level as defined under the Qualified Plan for any eligible employee who elects early retirement. No other Named Executive Officer has reached the minimum age and service requirements to receive early retirement benefits under the Retirement Plan. No lump sum payment of accumulated retirement benefits is provided under the Plan.

*Employees hired after March 31, 2007 are not eligible to participate in the Qualified Plan, but do participate in a defined contribution plan that provides an annual contribution at the discretion of the Company based upon a percentage of the participants’ compensation.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

The Company has Change in Control Agreements with the Named Executive Officers and other Executive Officers of the Company. These agreements generally provide that if the executive is terminated by the Company, other than for death, disability, retirement, cause (as defined in the agreement), or if the executive resigns for Good Reason (as defined in the agreement) within three (3) years after a Change In Control of the Company as defined in the agreement, the executive is entitled to receive, (a) a lump sum severance payment equal to three (3) times the executive’s average total compensation for the five (5) years prior to the termination; (b) continued coverage for three (3) years under any health or welfare plan in which the executive and the executive’s dependents were participating; and (c) an additional amount equal to the amount of federal Excise Tax, if any, that is due or determined to be due resulting from the severance payments or any other payments under the agreement. The benefits under any health or welfare benefit plan could end earlier than three (3) years from the date of termination and would end on the earlier to occur of (i) the date the executive becomes covered by a new employer’s health and welfare benefit plan, or (ii) the date the executive becomes covered by Medicare. Also, coverage for the executive’s dependents could end earlier than any of these dates if required by the health or welfare benefit plan due to age eligibility.
In addition to the benefits to be paid to the executive as noted above on or before the third anniversary of the Change in Control, the Company shall pay the executive any deferred compensation, including, but not limited to, deferred bonuses allocated or credited to the executive as of the date of termination. Also, any outstanding restricted stock grants awarded to the executive under the Company’s stock plans, which are not vested on termination, shall immediately vest.

A Change in Control may also lead to the payment of benefits to the Named Executive Officers and other Executive Officers, who are participants under the Company’s Supplemental Executive Retirement Plan (“SERP”). Under the SERP, if an executive leaves the Company’s employ, under the terms of a Change In Control agreement within five years of the Change In Control under any of the following circumstances: (a) the executive’s employment with the Company is terminated by the Company other than for cause; (b) the nature and scope of the executive’s duties or activities with the Company or its successor are reduced to a level significantly below that which the executive had enjoyed immediately prior to the Change in Control; or (c) the executive’s base salary is reduced; or (d) if the Change in Control is preceded by the Company terminating the executive’s employment with the Company without cause during the six month period prior to the occurrence of the Change in Control, the executive shall be entitled to receive an annual retirement benefit equal to 75% of the executive’s Compensation (and in some cases, 50% of Compensation) reduced by certain other benefits as more particularly set forth in the SERP. Such annual retirement benefits shall commence within sixty days after the later of (a) the executive’s Normal Retirement Date, or (b) the executive’s retirement or termination of employment with the Company or its successor. Unless the executive elects and receives approval of an alternative form of payment under the SERP, the executive shall receive the annual retirement benefit each year for fifteen years payable in monthly installments.
Notwithstanding the foregoing, if an executive leaves the Company’s employ under the terms of a Change In Control agreement and within the time frame and for the reasons discussed above, then, at the executive’s sole option, the executive may elect to receive a reduced benefit equal to 75% of the executive’s Compensation (and in some cases, 50% of Compensation) reduced by certain other benefits as prorated as set forth in the SERP. Such benefit shall commerce within sixty days after the executive terminates employment with the Company or its successor.
The following table indicates the potential value the Named Executive Officers would receive in connection with termination by the Company within three years after a Change in Control of the Company. All scenarios use December 31, 2009, the last business day of the Company’s last completed fiscal year, as the date for the triggering event set forth in the schedule. Additionally, the potential values to each of the Named Executive Officers also include the present value of accumulated benefits under the SERP assuming that each Named Executive Officer made an election to receive such benefits within sixty days after the executive terminates employment with the Company or its successor.

	Compensation paid during calendar
	year 2009 (using definition of	Termination Before
Name	“Compensation” under the Agreement)	Third Anniversary (1)
Dennis W. Doll	$385,887	$2,091,213
A. Bruce O’Connor	$233,368	$1,084,102
Ronald F. Williams	$214,349	$1,455,796
Richard M. Risoldi	$196,977	$ 978,364
Kenneth J. Quinn	$178,621	$ 959,066
(1) Compensation and other benefits paid following termination on or before the third anniversary of the Change in Control.

OTHER MATTERS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and has no reason to believe any will be presented for consideration at the Meeting. If, however, other matters properly do come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote in their discretion on such matters.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and related notices. This means that only one copy of our NOIA, Proxy Statement and our 2009 Annual Report may have been sent to multiple shareholders in your household. If you would like to obtain another copy of any of these documents, please contact our Investor Relations Department at 1500 Ronson Road, Iselin, New Jersey 08830 or by telephone at 732-638-7549. If you want to receive separate copies of the NOIA, Proxy Statement, and/or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy of any of these documents for all shareholders in your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

Minutes of 2009 Annual Meeting of Shareholders

The minutes of the 2009 Annual Meeting of Shareholders will be submitted at the Meeting for the correction of any errors or omissions but not for the approval of the matters referred to therein.

By Order of the Board of Directors,

KENNETH J. QUINN Vice President, General Counsel, Secretary and Treasurer

Iselin, New Jersey
April 12, 2010

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files an Annual Report on Form 10-K with the Securities and Exchange Commission. Additional copies of the 2009 Annual Report on Form 10-K filed by the Company, including the financial statements and schedules, but without exhibits, will be mailed without charge to any shareholders upon request to the Company. The exhibits are obtainable from the Company upon payment of the reasonable cost of copying such exhibits. The 2009 Annual Report on Form 10-K can also be found on the Company website at www.middlesexwater.com. Shareholders can request this information by phone at 732-634-1500, ext. 1216, e-mail kquinn@middlesexwater.com or by mail to Kenneth J. Quinn, Vice President, General Counsel, Secretary and Treasurer, Middlesex Water Company, 1500 Ronson Road, P.O. Box 1500, Iselin, New Jersey 08830-0452.

1500 Ronson Road
Iselin, New Jersey 08830-0452
732-634-1500
www.middlesexwater.com

DIRECTIONS TO MIDDLESEX WATER COMPANY

FROM GARDEN STATE PARKWAY (NORTH OR SOUTH): Take Exit 131A to fourth traffic light. Turn right onto Middlesex-Essex Turnpike and proceed (about 1/2 mile) to third traffic light (Gill Lane). Turn right and go (about 1 mile) under railroad underpass and make right onto Ronson Road. Proceed past three large mirror-sided office buildings on the right. At the sign, make a right into Middlesex Water Company.

FROM NEW JERSEY TURNPIKE (NORTH OR SOUTH): Take Exit 11 onto the Garden State Parkway North and follow above directions.

FROM US ROUTE NO. 1 (NORTH OR SOUTH): Proceed to the Woodbridge Center area and follow signs to Gill Lane. When on Gill Lane, make left turn onto Ronson Road and follow above directions.

1500 Ronson Road
Iselin, New Jersey 08830-0452
732-634-1500
www.middlesexwater.com

1500 RONSON ROAD ISELIN, NJ 08830
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Middlesex Water Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Middlesex Water Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All
		All	All	Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01 Annette Catino 02 Steven M. Klein 03 Walter G. Reinhard, Esq

The Board of Directors recommends you vote FOR the following proposals(s):		For	Against	Abstain
2.	To ratify the appointment by the Audit Committee of ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2010.	☐	☐	☐

NOTE: Such other business as may properly be brought before the Annual Meeting.

For address changes and/or comments, mark here. (see reverse for instructions)				☐

		Yes	No
Please indicate if you plan to attend this meeting.		☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, pleaseadd your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report is/are available at www.proxyvote.com.

MIDDLESEX WATERCOMPANY
Annual Meeting of Shareholders
May 25, 2010
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John R. Middleton, M.D., and J. Richard Tompkins, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Middlesex Water Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 a.m., Eastern Time on May 25, 2010, at Middlesex Water Company, 1500 Ronson Road, Iselin, NJ 08830, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTE OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address changes/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 25, 2010

Meeting Information
MIDDLESEX WATER COMPANY	Meeting Type: Annual Meeting For Holders as of: March 29, 2010 Date: May 25, 2010 Time: 11:00 AM EDT Location: Middlesex Water Company 1500 Ronson Road Iselin, NJ 08830
1500 RONSON ROAD ISELIN, NJ 08830

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement    2. Annual Report

How to View Online:
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How to Request and Receive a PAPER or E-MAIL Copy:
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1) BY INTERNET:                                www.proxyvote.com
2) BY TELEPHONE:                            1-800-579-1639
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* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.  Please make the request as instructed above on or before May 11, 2010 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors Nominees
01   Annette Catino    02   Steven M. Klein    03   Walter G. Reinhard, Esq

The Board of Directors recommends that you vote FOR the following proposal(s):
2.	To ratify the appiontment by the Audit Committee of ParenteBeard LLC as our independent registered public accounting firm for the year ending December 31, 2010

NOTE: Such other business as may properly be brought before the Annual Meeting.

Voting Instructions